                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                               (Amendment No. 1)*

                             Advanced BioEnergy, LLC
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                Membership Units
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                 Not Applicable
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                                 (CUSIP Number)

                                 October 1, 2007
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the  appropriate box to designate the rule pursuant to which this Schedule is filed:

         [ ]    Rule 13d-1(b)
         [X]    Rule 13d-1(c)
         [ ]    Rule 13d-1(d)

*The  remainder of this cover page shall be filled out for a reporting  person's initial filing on this form with respect to the subject class of securities, and for any  subsequent  amendment  containing  information  which  would  alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the  Securities  Exchange  Act of
1934 (the "Act") or otherwise  subject to the liabilities of that section of the
Act, but shall be subject to all other  provisions of the Act (however,  see the
Notes).

----------------------------
CUSIP No.  Not Applicable  -
----------------------------

---------- ---------------------------------------------------------------------
    1      NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

           Heartland Producers, LLC
           26-0045426
---------- ---------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See
           Instructions)
           (a) [   ]
           (b) [ X ]
---------- ---------------------------------------------------------------------
    3      SEC USE ONLY

---------- ---------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION
           South Dakota
--------------------------- ----- ----------------------------------------------
                          -   5    SOLE VOTING POWER
                          -        0(1)
      NUMBER OF           - ----- ----------------------------------------------
       SHARES             -   6    SHARED VOTING POWER
    BENEFICIALLY          -        0
    OWNED BY EACH         - ----- ----------------------------------------------
      REPORTING           -   7    SOLE DISPOSITIVE POWER
       PERSON             -        0(1)
        WITH:             - ----- ----------------------------------------------
                          -   8    SHARED DISPOSITIVE POWER
                          -        0
--------------------------- ----- ----------------------------------------------
   9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           0(1)
---------- ---------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN
           SHARES (See Instructions) [   ]
---------- ---------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
           0%
---------- ---------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
           OO
---------- ---------------------------------------------------------------------

(1)  All 1,228,547 membership units of Advanced BioEnergy, LLC that were held by
     Heartland Producers, LLC were distributed to the members of Heartland
     Producers, LLC in connection with the dissolution of Heartland Producers,
     LLC.

Item 1(a) Name of Issuer:

     Advanced BioEnergy, LLC

Item 1(b) Address of Issuer's Principal Executive Offices:

     10201 Wayzata Boulevard, Suite 250
     Minneapolis, Minnesota 55305

Item 2(a) Name of Person Filing:

     Heartland Producers, LLC

Item 2(b) Address of Principal Business Office or, if None, Residence:

     1715 S. 8th Street
     Aberdeen, South Dakota 57401

Item 2(c) Citizenship:

     South Dakota

Item 2(d) Title of Class of Securities:

     Membership Units

Item 2(e) CUSIP Number:

     Not Applicable

Item 3 The Reporting Person is:

     Not Applicable

Item 4 Ownership:

     (a)  Amount beneficially owned: 0 (1)

     (b)  Percent of class: 0%

     (c)  Number of shares as to which the person has:

          (i)  Sole power to vote or to direct the vote: 0 (1)

          (ii) Shared power to vote or direct the vote: 0

          (iii) Sole power to dispose or to direct the disposition of: 0 (1)

          (iv) Shared power to dispose or to direct the disposition of: 0

(1)  All 1,228,547 membership units of Advanced BioEnergy, LLC that were held by
     Heartland Producers, LLC were distributed to the members of Heartland
     Producers, LLC in connection with the dissolution of Heartland Producers,
     LLC.

Item 5 Ownership of Five Percent or Less of a Class:

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

Item 6 Ownership of More than Five Percent on Behalf of Another Person:

     Not Applicable

Item 7 Identification and Classification of the Subsidiary Which Acquired the
     Security Being Reported on By the Parent Holding Company:

     Not Applicable

Item 8 Identification and Classification of Members of the Group:

     Not Applicable

Item 9 Notice of Dissolution of Group:

     Not Applicable

Item 10 Certification:

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  October 3, 2007
                                        /s/ Craig Schaunaman
                                        ----------------------------------------
                                        Craig Schaunaman, Chairman